THE GLENMEDE FUND, INC.
Registration No. 811-5577
FORM N-SAR
Annual Period Ended October 31, 2014

SUB-ITEM 77C:  Submission of matters to a vote of security holders.

Pursuant to a Consent of Sole Shareholder of the Mid Cap Equity Portfolio dated September 30, 2014, The Glenmede Trust Company, N.A., as sole shareholder, approved the following matter with regards to the Mid Cap Equity Portfolio: the form, terms and provisions of the Investment Advisory Agreement between The Glenmede Fund, Inc. and Glenmede Investment Management LP.

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